SCHEDULE 14A

(Rule 14A-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE ROUSE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Holders of Common Stock:

The Annual Meeting of Stockholders of The Rouse Company is called to be held at our principal executive offices on Thursday, May 8, 2003, at 11:00 a.m. at The Rouse Company Building at 10275 Little Patuxent Parkway, Columbia, Maryland, for the following purposes:

(a)	Election of directors to hold office until the Annual Meeting of Stockholders that is to be held in 2006 and until their respective successors are duly elected and qualify; and
(b)	Consideration of such other business as may properly come before the meeting.

Holders of Common Stock of the Company as of the close of business on March 7, 2003 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. The stock transfer books will not be closed.

For the convenience of stockholders, a form of proxy is enclosed. You are urged to complete and return the proxy.

By Order of the Board of Directors

Gordon H. Glenn

Secretary

April 8, 2003

THE ROUSE COMPANY

10275 LITTLE PATUXENT PARKWAY

COLUMBIA, MARYLAND 21044-3456

PROXY STATEMENT

(First Mailed to Stockholders on April 8, 2003)

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of The Rouse Company (the “Company”) to be voted at the Annual Meeting of Stockholders on May 8, 2003 and at any adjournments or postponements thereof (the “meeting”). The solicitation of proxies generally will be by mail and by directors, officers and regular employees of the Company. In some instances, solicitation may be made by telephone, telecopy or other means. All costs incurred in connection with the solicitation of proxies will be borne by the Company. Arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company may reimburse them for reasonable out-of-pocket and clerical expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies from stockholders for a fee of approximately $7,500 plus a charge for contacting specific stockholders and reasonable out-of-pocket expenses and disbursements.

Each properly executed proxy will be voted in accordance with the instructions marked on it. In the absence of specific instructions, a proxy will be voted for the election of director nominees listed in the Proxy Statement, in accordance with the Board’s recommendation as to any proposal listed in the Proxy Statement and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board at the time of the meeting.

Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to exercise of the proxy. Such right of revocation is not limited or subject to compliance with any formal procedure.

In order to conduct business at the meeting, a quorum consisting of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting must be present in person or represented by proxy.

Directors are elected by a plurality of the votes cast by the holders of shares of common stock, par value $.01 per share (“Common Stock”), of the Company present in person or represented by proxy at the meeting, at which a quorum is present. For purposes of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required.

On March 7, 2003, the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting, the Company had outstanding and entitled to vote 87,245,553 shares of Common Stock. This class of stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the meeting.

The Annual Report of the Company, including financial statements for the fiscal year ended December 31, 2002, has been mailed to all stockholders with this Proxy Statement. You may receive, without charge, a copy of the Company’s 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the “SEC”) by contacting David L. Tripp, Vice President and Director, Investor Relations and Corporate

Communications, The Rouse Company, 10275 Little Patuxent Parkway, Columbia, Maryland 21044-3456, or by viewing the Company’s website at www.therousecompany.com. The website contains information about us and our operations. Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC by accessing www.therousecompany.com, entering Investor Relations into the search engine and clicking Go, then clicking first on SEC Filings and then on Click here to continue on to view SEC Filings.

ELECTION OF DIRECTORS AND RELATED MATTERS

The Company has a classified Board with twelve director positions authorized. Four directors are nominated for reelection at the meeting and, if elected, their new terms of office will expire at the Annual Meeting of Stockholders to be held in 2006, or when their successors are elected and qualify.

The remaining seven current directors serve terms in office that expire at either the Annual Meeting of Stockholders to be held in 2004 or the Annual Meeting of Stockholders to be held in 2005, or when their successors are elected and qualify.

In connection with the consummation in June 1996 of the merger with The Hughes Corporation (“Hughes”), the Company entered into a Contingent Stock Agreement (the “Agreement”) under which the owners of Hughes (the “Hughes Owners”) received rights to future distributions of Common Stock as part of the consideration in the merger. Under the Agreement, as long as the Hughes Owners own at least 5% of the outstanding shares of Common Stock (but in no event for longer than 10 years), the Hughes Owners are entitled, through certain representatives, to recommend an individual for election to the Company’s Board. Platt W. Davis, III was recommended under this provision and currently serves as a director of the Company.

If one or more of the nominees for director is unable to serve for any reason or if a vacancy otherwise exists on the Board, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice.

Information regarding the nominees for election at the meeting, including present business experience and business experience during the past five years, follows:

Nominees for Terms Expiring in 2006

Anthony W. Deering, age 58, has been a member of the Board since 1993. Mr. Deering is Chairman of the Board, President and Chief Executive Officer of the Company. Previously, he was President and Chief Executive Officer of the Company. Mr. Deering is a director of certain T. Rowe Price Mutual Funds. He also is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and Vice Chairman of the Board of Directors of the Greater Baltimore Committee. Mr. Deering is a Trustee of the Baltimore Museum of Art, Johns Hopkins University, the Baltimore Center for the Performing Arts and the Charlesmead Foundation.

Rohit M. Desai, age 64, has been a member of the Board since 1980. Mr. Desai is Chairman of the Board and President of Desai Capital Management Incorporated, a specialized investment firm managing assets of various institutional clients. Mr. Desai is a director of Finlay Enterprises, Inc., Independence Community Bank, SITEL Corporation and Triton PCS Holdings, Inc. In addition, Mr. Desai is a Trustee of the Asia Society and a Member of the Council on Foreign Relations.

Hanne M. Merriman, age 61, has been a member of the Board since 1992. Ms. Merriman is a retail business consultant for Hanne Merriman Associates, a retail consulting firm. Ms. Merriman is a director of Ameren Corporation, AnnTaylor Stores Corporation, Finlay Enterprises, Inc., certain T. Rowe Price Mutual Funds, State Farm Mutual Automobile Insurance Company and US Airways Group, Inc. She also is a Member of the National Women’s Forum.

John G. Schreiber, age 56, has been a member of the Board since 2001. Mr. Schreiber is President of Centaur Capital Partners, Inc. and Co-Founder and Partner of Blackstone Real Estate Advisors, L.P. Mr. Schreiber is a Trustee of AMLI Residential Properties Trust and a director of Host Marriott Corporation and The Brickman Group, Ltd. He also is a director of JMB Realty Corporation and a number of its affiliates, as well as certain T. Rowe Price Mutual Funds. Previously, he was Chairman and Chief Executive Officer of JMB/Urban Development Co. and Executive Vice President of JMB Realty Corporation.

Information regarding directors not standing for election at the meeting follows:

Directors Whose Terms Expire in 2004

Jeremiah E. Casey, age 63, has been a member of the Board since 1990. Mr. Casey is a director of National Life Insurance Company. Previously, he was a director and Chief Executive, USA of Allied Irish Banks, plc and Chairman of the Boards of Allfirst Financial Inc. and its banking, asset management, trust and brokerage subsidiaries. Mr. Casey is a Trustee of Mercy Health Services, Inc. In addition, he is a director of Mercy Ridge, Inc., Irish American Endowment for Education, Inc., Irish Educational Development Foundation, Inc. and Allfirst Charitable Gift Fund, Inc.

Roger W. Schipke, age 66, has been a member of the Board since 1992. Mr. Schipke is a private businessman, Executive in Residence, University of Louisville, College of Business and Public Administration, and Adjunct Professor, University of Kentucky, Gatton College of Business and Economics. He is a director of The Brunswick Corporation and Legg Mason, Inc.

Mark R. Tercek, age 46, has been a member of the Board since 2001. Mr. Tercek is Managing Director and Global Head of the Consumer/Healthcare Department in the Investment Banking Division at Goldman, Sachs & Co. and a member of the firm’s Commitments Committee. He previously was Global Co-Head of Equity Capital Markets at Goldman, Sachs & Co. and headed the Corporate Finance Department and the Real Estate Department in the firm’s Investment Banking Division.

Gerard J. M. Vlak, age 69, has been a member of the Board since 1996. Mr. Vlak is a former member of the Executive Board of Rabobank Nederland and a former General Manager North America of Amsterdam- Rotterdam Bank. He is a Trustee of the BJB Investment Funds of Bank Julius Baer. Mr. Vlak also is a member of the boards of Ocè-USA Holding, Inc. and Axonyx Inc.

Directors Whose Terms Expire in 2005

David H. Benson, age 65, has been a member of the Board since 1987. Mr. Benson is Senior Advisor to Fleming Family and Partners, Chairman of the Board of COIF Charities Funds and Director and Trustee of Edward James Foundation. He was formerly Chairman of the Board of Charter European Trust plc, and a Vice Chairman of the Board of Kleinwort Benson Group plc. Mr. Benson is also a director of BG Group plc (formerly British Gas plc), Daniel Thwaites plc, The Dover Corporation, Murray International Investment Trust plc, and Vice Chairman and Director, Leach International, Inc.

Platt W. Davis, III, age 59, has been a member of the Board since 1999. Mr. Davis is a partner in Vinson & Elkins, L.L.P., a partnership engaged in the practice of law. Previously, he was Managing Partner of THC Partners, an investment management company that dissolved in 2000 and whose members consisted of certain Hughes Owners.

Juanita T. James, age 50, has been a member of the Board since 1989. Ms. James is Vice President and Project Leader, HR Transformation, Pitney Bowes, Inc. Previously, she was President of JJ Marketing Ventures, a management consulting firm specializing in book publishing and direct marketing, and Executive Vice President of the Marketing and Editorial Departments at Doubleday Direct, Inc. Ms. James is a Trustee Emeritus of Princeton University. She is a director of the Stamford Museum and Nature Center, a Trustee of the Ferguson Public Library and President of the Board of the Child Care Center, all located in Stamford, Connecticut.

Please note:

(1)	There exist no family relationships between any of the directors or between any director and any executive officer of the Company.

(2)	All corporations identified have securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except: non-profit organizations; State Farm Mutual Automobile Insurance Company, which is a mutual insurance company; the companies identified with respect to Mr. Benson with the exception of BG Group plc; the companies identified with respect to Mr. Casey with the exception of Allied Irish Banks plc and Allfirst Financial Inc.; Desai Capital Management Incorporated; Centaur Capital Partners, Inc., which is Mr. Schreiber’s family investment firm; and JMB Realty Corporation and its affiliates.

The Board has established four permanent committees to perform certain designated functions.

The Audit Committee, composed of Messrs. Schipke (Chair), Benson, Davis, Tercek, Vlak and Ms. Merriman, recommends to the Board the appointment of the Company’s independent certified public accountants, reviews the year-end financial statements and related matters with management and the Company’s independent certified public accountants, reviews the Company’s Annual Report on Form 10-K filed with the SEC and reviews such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as may be deemed appropriate. The Audit Committee held four meetings during 2002.

The Executive Committee, composed of Messrs. Deering (Chair), Casey, Desai and Ms. James, takes action with respect to approved projects and corporate financings of the Company, such special matters as may be delegated to it by the Board and any other appropriate matters that arise between Board meetings. The Executive Committee did not meet during 2002.

The Nominating/Governance Committee, composed of Ms. James (Chair), and Messrs. Casey, Desai and Schreiber, determines the criteria and qualifications for Board membership, considers and recommends nominees for election to the Board, makes recommendations regarding the compensation of directors and considers and monitors policy regarding corporate governance principles. Previously, Ms. James (Chair) and Messrs. Casey, Desai and Schreiber constituted the Nominating Committee as a subcommittee of the Executive Committee. The Nominating Committee, in its capacity as a subcommittee of the Executive Committee, met twice during 2002. The Nominating/Governance Committee, in its capacity as a permanent committee of the Board, met once during 2002. Stockholders may submit to the Secretary of the Company names of nominees for Board membership for consideration by the Nominating/Governance Committee. The Company’s Bylaws generally provide that nominations shall be made not more than 90 days nor less than 60 days before the scheduled date of a stockholders meeting at which directors are to be elected and specify information that the stockholder must provide at the time of the nomination.

The Compensation Committee, formerly known as the Personnel Committee, composed of Messrs. Desai (Chair), Casey, Schreiber and Ms. James, reviews and approves or makes recommendations to the Board regarding the compensation programs of the Company, including the compensation of its executive officers, and reviews and approves grants under the Company’s stock incentive plans. See “Compensation Committee Report on Executive Officer Compensation” below. This Committee also has certain responsibilities with respect to the Company’s Pension Plan, including general oversight of the investment of Pension Plan assets, and it approves amendments to the Pension Plan that do not significantly increase the Company’s funding costs or that are required under Federal or state law. In addition, the Compensation Committee has general oversight responsibility for The Rouse Company Incentive Bonus Deferral Plan, The Rouse Company Excess Savings Plan, and The Rouse Company Excess Pension Plan and serves as the Investment Committee under the Company’s Qualified 401(k) Savings Plan and The Rouse Company Excess Savings Plan. The Compensation Committee held seven meetings during 2002.

None of the directors other than Mr. Deering has ever been an officer or employee of the Company or its subsidiaries. None of the directors or executive officers named in the Summary Compensation Table in this Proxy Statement served as a director or executive officer for another corporation that has a director or executive officer serving on the Company’s Board of Directors.

During 2002, the Board held eight meetings in addition to the twelve meetings held by Board Committees. During their respective terms, all directors of the Company attended 75% or more of the aggregate of all Board meetings and 75% or more of the aggregate of all meetings of Committees of which they were a member.

EQUITY SECURITIES BENEFICIALLY OWNED

AS OF MARCH 7, 2003

The following tables show how much of the Company’s Common Stock was owned by each nominee, director and those executive officers named in the Summary Compensation Table and by all persons, to the knowledge of the Company, beneficially owning more than 5% of Company Common Stock on March 7, 2003. To the knowledge of the Company, no person beneficially owns more than 5% of the Series B Convertible Preferred Stock of the Company. As of March 7, 2003, one executive officer and one director of the Company beneficially owned shares of the Series B Convertible Preferred Stock of the Company. See Footnotes (6) and (12) below. Other than Mr. Deering, who owns 2.34 percent of the Company’s Common Stock, and Mr. McGregor, who owns 1.7 percent of the Company’s Common Stock, no nominee, director or executive officer owns more than one percent of the total outstanding shares (including exercisable options). All directors and executive officers as a group own 7.21 percent of the total outstanding shares of Common Stock (including exercisable options).

Name	Direct Holdings (1)	Indirect Holdings (2)		Exercisable Options (3)	Total Shares

David H. Benson	2,250	2,594	(4)	14,000	18,844

Jeremiah E. Casey	11,850	1,697		7,000	20,547

Platt W. Davis, III	121,644	74,346	(5)	8,000	203,990

Anthony W. Deering	440,716	385,533	(6)	1,218,112	2,044,361

Thomas J. DeRosa	30,500	16,900	(7)	0	47,400

Rohit M. Desai	9,930	43,029		6,020	58,979

Jeffrey H. Donahue	108,985	5,000	(8)	601,903	715,888

Juanita T. James	1,550	1,846		14,000	17,396

Duke S. Kassolis	90,349	7,000	(9)	191,813	289,162

Douglas A. McGregor	503,285	15,310	(10)	1,022,076	1,540,671

Hanne M. Merriman	1,850	1,399		14,000	17,249

Robert Minutoli	68,955	16,745	(11)	192,806	278,506

Roger W. Schipke	10,250	5,766	(12)	10,700	26,716

John G. Schreiber	3,000	3,433		6,000	12,433

Mark R. Tercek	2,500	3,547		6,000	12,047

Gerard J.M. Vlak	2,250	12,538		1,000	15,788

Daniel C. Van Epp	53,232	-0-		170,968	224,200

All directors and executive officers as a group (19 persons)				3,987,562	6,299,788	(13)

Name and Address of 5% Holders of Common Stock	Number of Shares		Percent of Shares Outstanding

Ariel Capital Management, Inc.	11,369,372	(14)	13.03%

200 East Randolph Drive, Suite 2900

Chicago, Illinois 60601

Cohen & Steers Capital Management, Inc.	5,912,135	(15)	6.77%

757 Third Avenue

New York, New York 10017

Morgan Stanley	5,707,308	(16)	6.54%

1585 Broadway

New York, New York 10036

Morgan Stanley Investment Management, Inc.	4,929,260	(16)	5.65%

1221 Avenue of the Americas

New York, New York 10020

(1)	Amounts in this column include restricted stock as well as shares allocated to named executives’ accounts under The Rouse Company Savings Plan.
(2)	Amounts in this column include “phantom” stock allocated to named non-employee directors’ accounts under The Rouse Company Deferred Compensation Plan for Outside Directors, over which the directors have no voting or dispositive power. Mr. Benson has 2,144 such shares; Mr. Casey has 1,697 shares; Mr. Davis has 431 shares; Mr. Desai has 43,029 shares; Ms. James has 1,846 shares; Ms. Merriman has 1,399 shares; Mr. Schipke has 2,357 shares; Mr. Schreiber has 3,433 shares; Mr. Tercek has 3,547 shares; and Mr. Vlak has 12,538 shares.
(3)	These amounts include options that become exercisable within 60 days of March 7, 2003.
(4)	Includes 450 shares of Common Stock owned directly by Mr. Benson’s spouse, as to which shares he disclaims beneficial ownership. Mrs. Benson has sole voting and dispositive power with respect to such shares.
(5)	Includes 73,915 shares that are owned by a family trust, of which Mr. Davis has shared voting and dispositive power.
(6)	Includes 148,316 shares that are owned by the Deering Family Limited Partnership, of which Mr. Deering is a trustee and has shared voting and dispositive power. Includes 12,001 shares of Common Stock owned by adult children, as to which shares Mr. Deering disclaims beneficial ownership. Includes 43,205 shares of Common Stock that are owned by a foundation of which Mr. Deering is the trustee and 60,983 shares of Common Stock that are issuable upon conversion of the 46,500 shares of the Company’s Series B Convertible Preferred Stock that are owned by the foundation. For purposes of the reporting requirements of the Exchange Act, Mr. Deering is deemed to be a beneficial owner of the foundation’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares. Includes 121,028 shares of Common Stock that are owned by The Rouse Company Foundation, Inc. of which Mr. Deering is one of two trustees and has shared voting and dispositive power. For purposes of the reporting requirements of the Exchange Act, Mr. Deering is deemed to be a beneficial owner of The Rouse Company Foundation’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares.
(7)	Includes 16,900 shares of Common Stock that are owned by a statutory trust established in connection with the Company’s election to be taxed as a real estate investment company, effective January 31, 1998. Mr. DeRosa is one of three trustees and has shared voting and dispositive powers. For purposes of the reporting requirements of the Exchange Act, Mr. DeRosa is deemed to be a beneficial owner of the trust’s shares; however, he expressly disclaims any economic interest in or beneficial ownership of such shares, other than those in which he may have a beneficial interest as an employee beneficiary under the trust. Substantially all of the trust’s assets were transferred to The Rouse Company Foundation, Inc. in 2002, leaving 16,900 shares of Common Stock.
(8)	Includes 5,000 shares of Common Stock owned directly by Mr. Donahue’s spouse, as to which shares he disclaims beneficial ownership.
(9)	Includes 7,000 shares of Common Stock owned by the Kassolis family foundation, of which Mr. Kassolis is a trustee and has shared voting and dispositive power.
(10)	Includes 15,310 shares of Common Stock held in trust for the benefit of minor children.
(11)	Includes 16,745 shares of Common Stock owned directly by Mr. Minutoli’s family members, as to which shares he disclaims beneficial ownership.
(12)	Includes 3,409 shares of Common Stock that are issuable upon conversion of shares of the Company’s Series B Convertible Preferred Stock that are beneficially owned by Mr. Schipke.

(13)	Includes 3,665 shares of Common Stock in executive officers’ accounts under The Rouse Company Savings Plan as of December 31, 2002. Also includes 5,830 shares owned directly or indirectly by spouses of executive officers, children who share the same residence, certain other family members and trusts, as to which shares the executive officers in some instances disclaim beneficial ownership. Does not include “phantom” stock set forth in footnote (2) above.
(14)	Based upon the Schedule 13G filed on February 4, 2003, represents the aggregate number of shares beneficially owned as of December 31, 2002 by Ariel Capital Management, Inc., which has sole voting power with respect to 9,501,152 shares and sole dispositive power with respect to 11,290,302 shares.
(15)	Based upon the Schedule 13G filed on February 14, 2003, represents shares beneficially owned as of February 14, 2003 by Cohen & Steers Capital Management, Inc., which has sole voting power with respect to 5,095,835 shares and sole dispositive power with respect to 5,912,135 shares.
(16)	Based upon the Schedule 13G filed on February 28, 2003, represents shares beneficially owned as of February 28, 2003 (a) by Morgan Stanley, which has shared voting power with respect to 4,784,608 shares and shared dispositive power with respect to 5,707,308 shares and (b) Morgan Stanley Investment Management, Inc., which has shared voting power with respect to 4,036,660 shares and shared dispositive power with respect to 4,929,260 shares. Morgan Stanley filed solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley Investment Management Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. According to the Schedule 13G, accounts managed on a discretionary basis by Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of the securities. According to the Schedule 13G, no such account holds more than 5 percent of the Company’s common stock.

COMPENSATION COMMITTEE REPORT ON

EXECUTIVE OFFICER COMPENSATION

The Compensation Committee of the Board (the “Committee”) is pleased to present its report on executive compensation for 2002. During 2002, the Committee was composed of four independent (within the meaning of current New York Stock Exchange listing standards) non-employee directors of the Company. The individuals identified at the end of this report are the current members of the Committee, and all are independent (within the meaning of current New York Stock Exchange listing standards) non-employee directors. The Committee is responsible for reviewing, approving and/or making recommendations to the Board generally with respect to the compensation of the Company’s executive officers. During 2002, the Board reviewed and approved or concurred with all Committee actions and recommendations regarding executive compensation.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company’s business of ownership, management, acquisition and development of income-producing properties and other real estate is highly competitive, and the Company’s ability to employ executives of the highest quality is essential to its competitive position and long-term success. The Company has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance and stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. This linkage is established by tying a significant portion of executive compensation to the Company’s success in meeting specified performance objectives adopted annually as described below. In pursuit of these objectives, the Company’s compensation program is designed to attract and retain the best possible executive talent; to motivate these executives to achieve specific performance goals which are integral to the Company’s business objectives approved by the Board; to reinforce and link executive and stockholder interests through equity-based plans; and to recognize individual performance.

The Committee has primary responsibility for evaluating the Company’s compensation program and specific compensation plans and for establishing policies that meet the objectives described above. A comprehensive review of the Company’s compensation program was conducted by Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) in 2000. The review included a comprehensive study of compensation practices of other publicly traded real estate companies that are deemed to be most comparable to the Company. References in this report to “comparable companies,” “competitive pay” and the like refer to the comparison group described above.

As part of its 2000 compensation review, the Compensation Consultant made recommendations to the Committee regarding the Company’s long-term incentive compensation program. In addition to specific recommendations for the Company’s executive officers and other key employees, the Compensation Consultant recommended that the Company include the following elements in its long-term incentive compensation program: (1) making stock awards (options and/or bonus grants of restricted stock) available for eligible employees on an annual basis, (2) making a larger group of employees than had previously been the case, to include property managers and equivalent positions, eligible for stock option awards, (3) making bonus grants of restricted stock available to a larger group of especially key employees than had previously been the case and  (4) for those key employees receiving stock options and bonus grants of restricted stock, as a general guideline allocating 60% of the value of the total award in the form of stock options and 40% in the form of bonus grants of restricted stock. The Committee concurred in the Compensation Consultant’s recommendation as general guidelines for long-term incentive compensation, subject to periodic review and update, as appropriate, and to the discretion of the Committee as to specific awards.

The Committee believes that the Company competes for executive talent with numerous other companies, some of which are significantly larger than the Company; and following the 2000 compensation review the Committee has continued to meet regularly with the Compensation Consultant to review the effectiveness of the Company’s progress in meeting its compensation objectives, including maintaining competitive pay. The Committee has found that the Company’s compensation levels are competitive with comparable companies.

The Committee reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and the other executive officers of the Company. The Committee considers various factors in determining the amount of incentive compensation to executives, including the performance of the Company in its industry, financial results, management of corporate assets, acquisitions and dispositions, new projects, and individual circumstances and performance. The Committee also considers the Compensation Consultant’s periodic recommendations, including recommended parameters for salary, bonus level and long-term incentive stock compensation. The Board approves or reviews the Committee’s actions with respect to the compensation of all executive officers, including the Chief Executive Officer.

In reviewing the individual performance of the Company’s executive officers (other than the Chief Executive Officer), the Committee and the Board consider the views of the Chief Executive Officer to whom these officers are responsible. After review, and using the Compensation Consultant for assistance in its deliberations, the Committee concurred with Mr. Deering’s recommendations with respect to proposed salaries, bonuses and incentive stock grants for the executive officers for 2002. The Board concurred with the Committee’s decisions.

PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

The principal elements of the Company’s executive compensation program consist of both annual and long-term programs and include base salary, annual incentive cash bonuses and, at appropriate intervals, long-term incentive compensation in the form of stock option and stock bonus grants. The Company also provides medical, pension and other fringe benefits to eligible executives, along with other eligible Company employees.

Base Salaries

Base salaries for executive officers are determined through periodic evaluation of the responsibilities of the positions held and the experience and performance of the individual officers, salary alignment based on periodic independent compensation consultant recommendations with respect to the competitive marketplace for executive talent, and the relative overall corporate performance of the Company in relation to its competitors in the industry. Salary adjustments, if any, are determined by the Committee with the Board’s approval or concurrence, upon recommendation from the Chief Executive Officer (in the case of compensation for executive officers other than the Chief Executive Officer), by evaluating the performance of the Company and its executive officers, taking into account any additional or new responsibilities assumed by individual executive officers in connection with promotions or organizational changes.

Annual Incentive Bonus

The Company’s executive officers and other key employees are eligible for an annual cash bonus under the Company’s Incentive Compensation Plan. Under this Plan, the bonus awards for the executive officers are based in whole or in part upon the Company’s annual corporate objectives as evaluated by the Board, with consideration given to individual performance. The Board also may grant special bonus awards in exceptional cases based upon extraordinary performance.

Each year, a challenging set of corporate performance objectives, with assigned individual relative weightings, is recommended by the Chief Executive Officer and approved by the Board. For 2002, these Board-approved objectives placed heavy emphasis (50%) on earnings results, financial position and leasing goals, including specific Funds From Operations targets for the Company and Net Operating Income targets for individual business segments. Additional corporate objectives (totaling 50%) included specific strategic objectives for 2002.

Long-Term Incentive Stock Plans

The purpose of the Company’s long-term incentive stock plans has been to provide a meaningful equity interest in the Company to executive officers and other key employees in a format designed to motivate them and align their financial interests with those of stockholders.

Stock Bonus Awards

The Committee is authorized to grant stock bonus awards upon such terms and conditions as it may approve. These grants are made following review by the Committee and upon recommendation of the Chief Executive Officer. In making grants, the Committee principally considers market data, the advice of independent compensation consultants, award size criteria and the amounts and terms of stock bonus awards for prior years. The awards typically are subject to restrictions that lapse over time and that may cause forfeiture of the applicable shares if the employee voluntarily leaves the Company or is discharged for cause.

Stock Options

Stock options are granted by the Committee generally using approved award size criteria and based upon market data, independent compensation consultants’ advice, management’s recommendations and the prior grant history for persons receiving options. Stock options are granted with an exercise price equal to the market price of the Common Stock at the time of the grant and typically are subject to vesting over a period of years. Stock options thus are designed to align the interests of employees with those of Company stockholders, since no benefit inures to the employee unless the stock price increases.

CHIEF EXECUTIVE OFFICER COMPENSATION

Each year the Committee makes a recommendation to the Board with respect to Mr. Deering’s compensation. In making its recommendation, the Committee considers such factors as market data, the advice of compensation consultants and corporate performance. In 2002, upon the Committee’s recommendation and approval by the Board, Mr. Deering’s salary was increased by approximately 3% to $905,002. Mr. Deering’s salary has not increased for 2003. In addition, the Committee and the Board determined, upon their review of the 2002 corporate performance objectives described above, that the Company had achieved excellent results for the year compared to its targeted objectives. Based on these results, the Board awarded to Mr. Deering a bonus of $1,001,835. In February 2002, the Committee granted Mr. Deering stock options for 360,000 shares of Common Stock and a restricted grant of 15,000 shares. The grants contained standard terms and conditions. See “Stock Options and Stock Appreciation Rights” below.

In February 2003, the Committee and the Board considered Mr. Deering’s role in the Company’s May 2002 acquisition of a portion of the assets of Rodamco North America, N.V., including interests in eight premium quality regional shopping centers, as part of the largest single retail real estate transaction in United States history. Based on the magnitude of the transaction, its importance in continuing to provide the Company and its shareholders with one of the country’s highest quality retail portfolios, actual and projected financial results from the newly acquired properties, and the importance of Mr. Deering’s role in completing the acquisition and assimilating the new properties into the Company’s operations, the Board awarded Mr. Deering a special bonus of $1,250,000 in connection with the Rodamco acquisition.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION EXPENSE  UNDER FEDERAL TAX LAWS

The Committee has considered the impact of provisions of the Internal Revenue Code of 1986 (the “Code”) that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the Company’s Chief Executive Officer and its four other most highly compensated officers. The Company reserves the right to pay compensation that is not deductible.

APPROPRIATENESS OF EXECUTIVE COMPENSATION

The Committee believes that the 2002 compensation levels disclosed in this proxy statement are reasonable and appropriate in light of the Company’s performance.

Rohit M. Desai, Chair

Jeremiah E. Casey

Juanita T. James

John G. Schreiber

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2002, 2001 and 2000 by those persons who were the Chief Executive Officer, the four other most highly compensated officers of the Company in 2002, and by Mr. Donahue and Mr. McGregor for whom disclosure otherwise would have been provided but for the fact that they were not serving as executive officers at the end of 2002. The amounts reported below under the columns captioned “Salary,” “Bonus,” “Restricted Stock Awards” and “Securities Underlying Options” are payable under and in accordance with the Company’s annual and long-term compensation policies as described above in the “Compensation Committee Report on Executive Officer Compensation.”

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)		Restricted Stock Award(s)(1) ($)		Securities Underlying Options (#)	All Other Compensation ($)

Anthony W. Deering	2002	905,002		2,251,835	(2)	420,000	(3)	360,000	29,150	(4)
Chairman of the Board, President	2001	875,000		1,063,125		619,500	(5)	300,000	26,250	(6)
and Chief Executive Officer	2000	832,000		1,010,880		None		500,000	404,960	(7)

Thomas J. DeRosa	2002	170,769	(8)	1,150,000	(2)	640,200	(3)	350,000	None
Vice Chairman and Chief Financial Officer	— —	— —		— —		— —		— —	— —

Robert Minutoli	2002	403,615		925,580	(2)	168,000	(3)	36,000	14,108	(4)
Executive Vice President	2001	390,000		331,500		272,580	(5)	30,000	11,700	(6)
	2000	379,600		301,782		107,500	(9)	50,000	11,388	(7)

Duke S. Kassolis	2002	414,493		379,807		196,000	(3)	40,000	14,435	(4)
Executive Vice President and	2001	397,904		350,156		272,580	(5)	35,000	103,940	(6)
Director of Property Operations	2000	382,600		292,689		129,000	(9)	60,000	98,478	(7)

Daniel C. Van Epp	2002	396,115		365,830		168,000	(3)	36,000	13,883	(4)
Senior Vice President of the	2001	406,473		351,000		272,500	(5)	30,000	12,194	(6)
Company and President of The	2000	339,933		375,000		107,500	(9)	50,000	9,672	(7)
Howard Hughes Corporation

Douglas A. McGregor	2002	506,760	(10)	836,340	(2)	280,000	(3)	240,000	703,543	(4)(10)
Vice Chairman and	2001	615,001		686,340		396,480	(5)	200,000	220,450	(6)
Chief Operating Officer	2000	587,600		655,762		None		300,000	219,628	(7)

Jeffrey H. Donahue	2002	405,463		100,000	(2)	238,000	(3)	120,000	1,469,211	(4)(11)
Executive Vice President	2001	445,000		452,565		346,920	(5)	100,000	154,350	(6)
and Chief Financial Officer	2000	416,000	(11)	423,072		268,750	(9)	125,000	407,082	(7)

(1)	As of December 31, 2002, Mr. Deering had aggregate restricted shareholdings of 149,850 shares having a value of $4,750,245; Mr. Donahue had aggregate restricted shareholdings of 0 shares having a value of $0; Mr. McGregor had aggregate restricted shareholdings of 37,500 shares having a value of $1,188,750; Mr. DeRosa had aggregate restricted shareholdings of 20,000 shares having a value of $634,000; Mr. Minutoli had aggregate restricted shareholdings of 20,000 shares having a value of $634,000; Mr. Kassolis had aggregate restricted shareholdings of 21,600 shares having a value of $684,720; and Mr. Van Epp had aggregate restricted shareholdings of 20,000 shares having a value of $634,000. The share values specified in this footnote are based on the closing price of the Company’s Common Stock on December 31, 2002.
(2)	On February 20, 2003, in recognition of extraordinary performance relating to the acquisition of a portion of the Rodamco North America portfolio, in addition to ordinary performance bonuses, the Board awarded Mr. Deering a cash bonus of $1,250,000; Mr. Donahue a cash bonus of $100,000; Mr. McGregor a cash bonus of $150,000; and Mr. Minutoli a cash bonus of $500,000. As part of Mr. DeRosa’s initial employment by the Company, in August 2002 the Board awarded him a special cash signing bonus of $400,000 payable in February 2003.
(3)	In January 2002, Mr. Deering received 15,000 restricted shares, Mr. McGregor received 10,000 restricted shares, Mr. Donahue received 8,500 restricted shares, Mr. Kassolis received 7,000 restricted shares, Mr. Minutoli received 6,000 restricted shares, and Mr. Van Epp received 6,000 restricted shares. In September 2002, in connection with his employment by the Company, Mr. DeRosa received 20,000 restricted shares. All of these restricted shares are referred to herein as the “2002 Bonus Shares”. The 2002 Bonus Shares were granted under the Company’s 1999 Stock Incentive Plan. Ownership of the 2002 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2003 through 2007. The terms of the restricted stock grants provide that any of the 2002 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The Company modified these terms to provide for immediate vesting of Mr. Donahue’s 2002 Bonus Shares in connection with his retirement from the Company in November 2002 (see note 11 below) and to provide, in connection with Mr. McGregor’s retirement from the Company, for vesting of his 2002 Bonus Shares upon the completion of Mr. McGregor’s consulting agreement with the Company (see note 10 below). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award was granted. Dividends are paid on the restricted shares.
(4)	Includes matching contributions under the Company’s Qualified 401(k) Savings Plan and its nonqualified Excess Savings Plan in the amount of $29,150 as to Mr. Deering, $17,203 as to Mr. McGregor, $14,164 as to Mr. Donahue, $14,435 as to Mr. Kassolis, $14,108 as to Mr. Minutoli, and $13,883 as to Mr. Van Epp.
(5)

In February 2001, Mr. Deering received 25,000 restricted shares, Mr. McGregor received 16,000 restricted shares, Mr. Donahue received 14,000 restricted shares and Mr. Kassolis, Mr. Minutoli and Mr. Van Epp each received 11,000 restricted shares (the “2001 Bonus Shares”). The 2001 Bonus Shares were granted under the Company’s 1999 Stock Incentive Plan. Ownership of the 2001 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2003 through 2007. The terms of the restricted stock grants provide that any 2001 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The Company modified these terms to provide for immediate vesting of Mr. Donahue’s 2001 Bonus Shares in connection with his retirement from the Company in November 2002 (see note 11 below) and to provide, in connection with Mr. McGregor’s retirement from the Company, for vesting of his 2001 Bonus Shares upon the completion of Mr. McGregor’s consulting agreement with the Company (see note 10 below). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award was granted. Dividends are paid on the restricted shares.

(6)	Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company’s 1994 and 1997 Stock Incentive Plans. Installments were forgiven by the Company during 2001 in the amount of $202,000 as to Mr. McGregor; $141,000 as to Mr. Donahue and $87,000 as to Mr. Kassolis. Also includes matching contributions under the Company’s nonqualified Excess Savings Plan in the amount of $26,250 as to Mr. Deering, $18,450 as to Mr. McGregor, $13,350 as to Mr. Donahue, $11,937 as to Mr. Kassolis, $11,700 as to Mr. Minutoli, and $12,194 as to Mr. Van Epp. The amount for Mr. Kassolis also includes a $5,003 payment in lieu of dividend on certain common shares.
(7)	Includes forgiveness of installments on loans by the Company relating to restricted stock awards under the Company’s 1990 Stock Bonus Plan and 1994 and 1997 Stock Incentive Plans. Installments were forgiven by the Company during 2000 in the amount of $380,000 as to Mr. Deering, $202,000 as to Mr. McGregor, $141,000 as to Mr. Donahue and $87,000 as to Mr. Kassolis. Also includes matching contributions under the Company’s nonqualified Excess Savings Plan in the amount of $24,960 as to Mr. Deering, $17,628 as to Mr. McGregor, $12,480 as to Mr. Donahue, $11,478 as to Mr. Kassolis, $11,388 as to Mr. Minutoli, and $9,672 as to Mr. Van Epp. With respect to Mr. Donahue, includes a payment of $253,602 to pay income taxes resulting from a restricted stock award under the Company’s 1999 Stock Incentive Plan.
(8)	Mr. DeRosa joined the Company as Vice Chairman and Chief Financial Officer effective September 3, 2002. The amount shown is the amount paid in 2002 of Mr. DeRosa’s annual salary of $600,000.
(9)	In February 2000, Mr. Donahue received 12,500 restricted shares, Mr. Kassolis received 6,000 restricted shares and Mr. Minutoli and Mr. Van Epp each received 5,000 shares (the “2000 Bonus Shares”). The 2000 Bonus Shares were granted under the Company’s 1999 Stock Incentive Plan. Ownership of the 2000 Bonus Shares vests 20% on the anniversary date of the grant in each of the years 2001 through 2005. The terms of the restricted stock grant provides that any 2000 Bonus Shares that have not vested will be forfeited if the recipient leaves the Company’s employ for any reason other than death, disability, retirement after reaching age 62 or discharge without good cause (which is defined to include certain changes in control of the Company). The Company modified these terms to provide for immediate vesting of Mr. Donahue’s 2000 Bonus Shares in connection with his retirement from the Company in November 2002 (see note 11 below). The values specified for such shares in the table above are based on the closing price of the Company’s Common Stock on the date the award was granted. Dividends are paid on the restricted shares.
(10)	Mr. McGregor resigned as Vice Chairman and Chief Operating Officer in September 2002 and retired in October 2002. During 2002, Mr. McGregor received a supplemental retirement benefit of $686,340. For additional information, see “Employment Contracts and Termination of Employment and Change of Control Arrangements” and “Pension Plan” below.
(11)	Mr. Donahue resigned as Executive Vice President and Chief Financial Officer in August 2002 and retired in November 2002. In 2002, Mr. Donahue received a supplemental retirement benefit of $1,289,935 and an additional payment of $71,774. Mr. Donahue’s compensation also includes financial planning services having a value of up to $25,000, use of an automobile of $13,638 and gifts or other imputed income of $54,700. For additional information, see “Employment Contracts and Termination of Employment and Change of Control Arrangements” and “Pension Plan” below.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following summarizes information relating to stock option grants, including “reload” option grants, made during 2002 to the executive officers named in the Summary Compensation Table. No stock appreciation rights have been granted at any time under the Company’s Stock Incentive Plans.

Option Grants in Last Fiscal Year

Individual Grants

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date		Grant Date Present Value ($)
Anthony W. Deering	360,000	(1)	13.04	27.95	1-28-12		1,281,600
Douglas A. McGregor	240,000	(1)	8.70	27.95	1-28-12		854,400
	11,940	(2)	.43	31.31	9-22-03		21,970
	17,533	(2)	.64	31.31	9-21-04		40,326
	45,850	(2)	1.66	31.31	2-21-06		123,337
	43,036	(2)	1.56	31.31	12-2-08		135,563
	80,521	(2)	2.92	31.31	2-23-10		261,693
Jeffrey H. Donahue	120,000	(1)	4.35	27.95	1-28-12		427,200
	33,907	(2)	1.23	29.28	12-2-08		125,117
	18,389	(2)	.67	29.28	2-23-10		68,039
	8,114	(2)	.29	29.28	5-20-02	(4)	8,033
Duke S. Kassolis	40,000	(1)	1.45	27.95	1-28-12		142,400
	12,886	(2)	.47	33.20	9-21-04		39,818
	6,049	(2)	.22	33.20	2-21-06		21,776
	15,671	(2)	.57	33.20	2-23-10		67,855
	1,994	(2)	.07	33.20	5-20-02	(5)	1,117
Robert Minutoli	36,000	(1)	1.30	27.95	1-28-12		128,160
	6,486	(2)	.24	32.98	2-23-10		28,409
Thomas J. DeRosa	350,000	(3)	12.68	32.35	9-2-12		1,221,500
Daniel C. Van Epp	36,000	(1)	1.30	27.95	1-28-12		128,160
	13,474	(2)	.49	32.23	2-23-10		58,208
	9,526	(2)	.35	32.23	6-11-06		35,437

(1)	All of these stock options were granted on January 29, 2002, and are exercisable as to 20% of the shares underlying the stock options on January 29th in each of the years 2003 through 2007. These option grants contained a “reload” feature, under which, if a stock-for-stock exercise occurs and the exercise price is paid by surrendering shares of Common Stock, new options will be issued for the number of shares surrendered. The new options will have substantially the same terms as the option that was exercised, except that the exercise price of the new options will be the market price of the shares surrendered at the time of the surrender. The values for the grants are based on the Black-Scholes option pricing model. With respect to all January 29, 2002 grants, the Company has assumed a dividend yield of 5.5%, a 7-year Treasury note rate at the time of grant, and option exercises occurring after 7 years. Based on these assumptions, the model produces a per option share value of $3.56 (using an interest rate of 4.70% and stock price volatility of 20%).

(2)	These stock option grants occurred automatically under the “reload” features of previously granted options as to which there was a stock-for-stock exercise. The values of the reload option grants are based on the Black-Scholes option pricing model with an assumed dividend yield of 5.5%, stock price volatility of 20%, an interest rate based on the Treasury note that matures on the expiration date of the option, and the option exercise occurring on the expiration date. Based on these assumptions, the model produces a per option share value as follows:

Name	Number of Securities Underlying Options Granted (#)	Value	Interest Rate %

Douglas A. McGregor	11,940	$1.84	1.50

	17,533	$2.30	1.78

	45,850	$2.69	2.29

	43,036	$3.15	3.11

	80,521	$3.25	3.33

Jeffrey H. Donahue	33,907	$3.69	4.64

	18,389	$3.70	4.64

	8,114	$.99	1.76

Duke S. Kassolis	12,886	$3.09	3.84

	6,049	$3.60	4.14

	15,671	$4.33	4.88

	1,994	$.56	1.73

Robert Minutoli	6,486	$4.38	5.00

Daniel C. Van Epp	13,474	$4.32	5.08

	9,526	$3.72	4.52

(3)	These stock options were granted on September 3, 2002, and are exercisable as to 20% of the shares underlying the stock options on September 3rd in each of the years 2003 through 2007. These option grants contain a “reload” feature as described in (1) above. The values for the grants are based on the Black-Scholes option pricing model. With respect to the September 3, 2002 grants, a dividend yield of 5.5%, a 7-year Treasury note rate at the time of grant and option exercises occurring after 7 years are assumed. Based on these assumptions, the model produces a per option share value of $3.49 (using an interest rate of 3.57% and stock price volatility of 20%).

(4)	Mr. Donahue resigned as Executive Vice-President and Chief Financial Officer in August 2002 and retired in November 2002. These options had not vested prior to Mr. Donahue’s retirement. In connection with Mr. Donahue’s retirement, the Company provided for vesting of this option grant.

(5)	Options expired prior to exercise.

For the executive officers named in the Summary Compensation Table, the following summarizes information relating to stock option exercises during 2002 and the number and value of unexercised stock options previously granted.

Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 2002

Name	Shares Acquired on Exercise (# )	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2002 (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options(1) at December 31, 2002 ($) Exercisable/Unexercisable
Douglas A. McGregor	244,682	$1,137,891.42	1,022,076/32,000	4,389,813.20/170,420
Jeffrey H. Donahue	150,021	$648,307.53	601,903/None	2,446,971.86/None
Duke S. Kassolis	50,652	$439,064.02	164,813/210,600	133,566.92/890,790
Robert Minutoli	11,000	$121,450.00	169,606/193,000	332,742.0125/767,470
Daniel C. Van Epp	33,232	$308,437.36	147,768/157,000	185,895.60/767,470

(1)	An “in-the-money” stock option is an option for which the market price, on December 31, 2002, of Company Common Stock underlying the option exceeds the exercise price (i.e., the market price of Company Common Stock when the option was granted). The value shown reflects stock price appreciation since the grant date of the option.

COMPARATIVE STOCK PERFORMANCE

The following graph compares the cumulative total return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group of real estate companies identified below. The graph assumes that $100 is invested initially and all dividends are reinvested.

Company Name / Index	Base Period Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02
The Rouse Company	$100	$87.24	$71.02	$90.02	$108.98	$123.83
S&P 500 Index	$100	$128.58	$155.63	$141.46	$124.65	$97.10
Peer Group	$100	$92.34	$79.05	$90.48	$111.13	$129.37

The Peer Group consists of the following publicly traded real estate companies: Catellus Development Corporation, CBL & Associates Properties, Inc., Crown American Realty Trust, Federal Realty Investment Trust, General Growth Properties, Inc., The Macerich Company, Simon Property Group, Inc., Taubman Centers, Inc. and Trizec Properties, Inc. (formerly TrizecHahn Corporation).

EMPLOYMENT CONTRACTS AND TERMINATION OF

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Deering Retention Agreement

Effective September 24, 1998, the Board requested that Anthony W. Deering enter into a special retention arrangement with the Company. Mr. Deering concurred and, under the terms of the special retention arrangement, as amended July 12, 1999 (the “Original Retention Agreement”), he agreed to serve as the Company’s Chief Executive Officer until January 31, 2005, with a minimum annual base salary of $800,000 (subject to increases in accordance with the Company’s executive compensation policy), and he is eligible for an annual cash bonus under the Company’s incentive compensation program.

In connection with the Original Retention Agreement, in 1998, Mr. Deering also received options to purchase 300,000 shares of Common Stock, 109,850 shares of restricted stock (the “1998 Restricted Stock”), and a cash payment of $2,643,713 to pay income taxes resulting from the restricted stock award. The stock options are at an exercise price of $27.3125 per share (the closing price of the Company’s Common Stock the day before the grant date) and vest ratably on the fourth and fifth anniversaries of the grant date. Under the Original Retention Agreement, the 1998 Restricted Stock was to vest in total on January 31, 2005. In addition, under the Original Retention Agreement, the Board accelerated the incentive stock award that Mr. Deering would have received in 1999 under the Company’s 1997 Stock Incentive Plan. As a result, Mr. Deering received options in 1998 to purchase an additional 300,000 shares at an exercise price of $32.77 per share ($5.4575 above the closing price of the Company’s Common Stock the day before the grant date) which vest 25% on February 25th in each of the years 2001 through 2004. Effective March 31, 2003, the Company and Mr. Deering further amended the Original Retention Agreement (a) to provide that Mr. Deering will continue to serve as the Company’s Chief Executive Officer until January 31, 2008, (b) to remove the restrictions on the 1998 Restricted Stock, and (c) to provide that the Company will grant Mr. Deering 35,000 shares of unrestricted stock in February of each of the years 2005 through 2007 (the “2005-2007 Stock Grants”). The Board approved the amendment to the Original Retention Agreement as being in the best interests of the Company. The Original Retention Agreement, as amended, is referred to as the “Retention Agreement”.

If Mr. Deering dies or becomes disabled, then in addition to life insurance, disability or other benefits (a) all unvested stock options and restricted stock awards held by Mr. Deering will vest immediately, (b) the 2005-2007 Stock Grants will be accelerated (so that Mr. Deering or his estate will be entitled to receipt of any remaining portion of the 2005-2007 Stock Grants upon termination) and (c) Mr. Deering or his estate will be entitled to receive his Accrued Annual Bonus (as defined in the Retention Agreement) and a payment equal to (1) one-twelfth of the sum of his then current base salary plus his average bonus during the prior three years (“Monthly Salary Amount”), multiplied by (2) the lesser of 36 and the number of months from the termination date until Mr. Deering’s 62nd birthday.

If Mr. Deering is terminated by the Company without Cause (as defined in the Retention Agreement) or Mr. Deering terminates his employment for Good Reason (defined in the Retention Agreement to include a Change of Control), then in addition to other benefits (a) all unvested stock options and restricted stock awards held by Mr. Deering will vest immediately, (b) the 2005-2007 Stock Grants will be accelerated (so that Mr. Deering will be entitled to receipt of any remaining portion of the 2005-2007 Stock Grants upon termination), (c) Mr. Deering will be entitled to receive his Accrued Annual Bonus and an amount equal to the product of 36 times the Monthly Salary Amount, (d) Mr. Deering will be entitled to the greater benefit of either (1) continuation until Mr. Deering attains age 63, of any health and welfare benefits and any long-term disability insurance generally provided to senior executives of the Company or (2) continuation of coverage under the Company’s welfare benefit plans (e.g. medical insurance plans) generally provided to full-time officers or employees of the Company at no cost for three years after Mr. Deering’s date of termination and (e) enhanced retirement benefits consisting of three years’ additional benefits under the Company’s qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if Mr. Deering were three years older).

If Mr. Deering’s employment terminates for any other reason, the unvested portion of the options granted to Mr. Deering pursuant to the Retention Agreement will be forfeited, he will not receive any further 2005-2007 Stock Grants, and he will not be entitled to any of the special benefits enumerated herein; and if such termination occurs prior to December 31, 2005, Mr. Deering will be required to repay the tax gross-up payment relating to the 1998 Restricted Stock.

Under the Retention Agreement, Mr. Deering also is entitled to certain pension benefits (see “Pension Plan” below) and to a gross-up for any federal excise tax incurred in connection with any payment or distribution by the Company under the agreement. In addition, Mr. Deering has agreed, with certain exceptions, that until the earlier of three years following termination of his employment or January 31, 2009, he will not compete with the Company and its subsidiaries.

Change of Control Agreements

Effective October 25, 1999, the Company entered into change of control agreements (the “COC Agreements”) with Robert Minutoli, Duke S. Kassolis, Daniel C. Van Epp and Douglas A. McGregor(1) in order to encourage them to remain with the Company in the event of a Change of Control of the Company (as defined in the COC Agreements). The Board approved the COC Agreements as being in the best interests of the Company. The term of the COC Agreements is four years (subject to potential one-year extensions) or, if later, three years after a Change of Control. The COC Agreements become operative only upon a Change of Control. Effective September 3, 2002, the Company entered into a change of control agreement with Mr. DeRosa (the “DeRosa Agreement”) to encourage him to remain with the Company in the event of a Change of Control of the Company. The Board approved the DeRosa Agreement as being in the best interests of the Company. The term of the DeRosa Agreement is eighteen months, subject to a potential extension to October 25, 2004, or three years after a Change of Control.

Under the COC Agreements, if the Company terminates the executive’s employment other than for Cause (as defined), death or disability, or if the executive terminates his employment for Good Reason (as defined), in each case after a Change of Control and during the term of his COC Agreement, the executive is entitled to certain benefits (the “COC Benefits”). The COC Benefits include, among others, a severance payment equal to three times the sum of the executive’s Annual Base Salary and Annual Bonus (both, as defined) and enhanced retirement benefits consisting of three years’ additional benefits under the Company’s qualified and nonqualified Pension and Savings Plans (with the Pension Plan benefit calculated as if the executive were three years older), continued coverage under the Company’s welfare benefit plans (e.g., medical insurance plans) for three years at no cost, vesting of all options and restricted stock, and forgiveness of any Company loans.(2) If, prior to or following a Change of Control, the executive voluntarily terminates his employment, dies or becomes disabled or if the Company terminates his employment for Cause, the executive would not be entitled to any of the special COC Benefits described above.

Under the DeRosa Agreement, Mr. DeRosa would receive the COC Benefits (excluding forgiveness of Company loans) if, during the initial eighteen month term of the DeRosa Agreement or on or after a Change of Control during the term of the DeRosa Agreement, the Company terminates his employment other than for Cause or if he terminates his employment for Good Reason. If, during the initial eighteen month term or on or after a Change of Control during the term of the DeRosa Agreement, Mr. DeRosa voluntarily terminates his employment, dies or becomes disabled, or if the Company terminates his employment for Cause, Mr. DeRosa would not be entitled to any of the special COC Benefits described above.

Pursuant to the McGregor Agreement (described in greater detail below) the Company modified Mr. McGregor’s COC Agreement in various respects, including to extend the Change of Control provisions to October 1, 2003.

(1)	The Company also has COC Agreements with Robert D. Riedy, a Senior Vice President of the Company, and Alton J. Scavo, an Executive Vice President of the Company.
(2)	None of the executives with COC Agreements has any outstanding loan from the Company, and the Company will not make further loans to executive officers.

Under the COC Agreements and the DeRosa Agreement, each executive is entitled to gross-up for any federal excise tax incurred in connection with any payment or distribution by the Company pursuant to such agreements.

With respect to all named executive officers, in addition to the provisions in the COC Agreements, all stock option grants and stock bonus awards under the Company’s Stock Option, Stock Bonus and Stock Incentive Plans provide that any non-vested portion of a stock option grant will vest and any remaining restrictions upon bonus stock shares will be released if the executive dies, becomes disabled, retires on or after the normal retirement age of 62 or is discharged without Good Cause (which is defined to include certain changes of control of the Company). If such an event were to occur with respect to a named executive officer, all stock options not yet exercisable, including those set forth above in the table captioned “Aggregated Option Exercises in Last Fiscal Year and Option Values at December 31, 2002,” would vest. In addition, Mr. Deering would have forfeiture restrictions released 47,000 shares of bonus stock; Mr. DeRosa would have forfeiture restrictions released on 30,000 shares of bonus stock; Mr. Kassolis would have forfeiture restrictions released on 24,800 shares of bonus stock, Mr. Minutoli would have forfeiture restrictions released on 21,600 shares of bonus stock; and Mr. Van Epp would have forfeiture restrictions released on 21,600 shares of bonus stock.

McGregor Agreement

In connection with his resignation as Vice Chairman and Chief Operating Officer, Mr. McGregor and the Company entered into an agreement dated September 12, 2002 (the “McGregor Agreement”) whereby, among other things, the Company retained Mr. McGregor’s consulting services through October 1, 2003. Under the consulting agreement, Mr. McGregor will provide up to 800 hours of service advising the Company with respect to various matters including the organization, operation and/or management of certain assets acquired from Rodamco North America, N.V. and matters relating to the Contingent Stock Agreement referred to above in “Election of Directors and Related Matters”. The Company is obligated to pay Mr. McGregor up to $253,380 in fees for the consulting services. The Company may terminate the consulting agreement for Cause (as defined in the McGregor Agreement), and upon such termination Mr. McGregor is entitled to the fees earned to the date of termination, pro rated for any partial month.

As part of the consideration to Mr. McGregor for the consulting services, Mr. McGregor is entitled to non-qualified stock options (the “New Options”) in an amount equal to one-half (1/2) the number of stock options granted to officers of the Company at the Vice Chairman level under the Company’s incentive compensation policy. The New Options will vest in full upon the completion of the consulting agreement or the termination of the consulting agreement by the Company without Cause. The McGregor Agreement provides that the New Options will be forfeited by Mr. McGregor if the Company terminates the consulting agreement for Cause or if Mr. McGregor terminates the consulting agreement. There is no “reload feature” in connection with the New Options. The McGregor Agreement also provides that any restrictions remaining on the restricted stock previously granted to Mr. McGregor will terminate upon the completion of the consulting agreement or the termination of the consulting agreement without Cause. The restricted stock will be forfeited by Mr. McGregor if the Company terminates the consulting agreement for Cause or if Mr. McGregor terminates the consulting agreement.

The Company also agreed that upon a Change of Control (as such term is defined in the COC Agreements) (a) the McGregor Agreement will terminate and Mr. McGregor will be paid all unpaid retirement payments together with all unpaid consulting fees, prorated, in the case of amounts payable under the consulting agreement, to the date of termination; (b) the New Options will vest and will be exercisable at any time during their respective remaining terms; (c) any remaining restrictions on the restricted stock will terminate and Mr. McGregor will own those shares outright; and (d) the Company will pay Mr. McGregor in cash an amount representing three times his 2001 salary and bonus.

In connection with Mr. McGregor’s early retirement, the Company agreed to the following enhancements, among others, of Mr. McGregor’s retirement benefits: (a) supplemental retirement benefit of $686,340 (representing Mr. McGregor’s bonus for 2002), (b) a Rodamco special bonus of $150,000; (c) retiree medical and life coverage; and (d) pension enhancement (see “Pension Plan” below).

Pursuant to the McGregor Agreement, on October 1, 2002, Mr. McGregor was required to repay to the Company the entire unpaid balance ($121,500) of the loan made by the Company to him pursuant to a Loan Agreement dated December 3, 1998, together with all interest that accrued on such loan on or before October 1, 2002. In addition, Mr. McGregor agreed, with certain exceptions, that he will not, until January 1, 2005, compete with the Company, its subsidiaries or its affiliates in the United States.

Donahue Agreement

In connection with his resignation as Executive Vice President and Chief Financial Officer, Mr. Donahue and the Company entered into an agreement dated August 20, 2002 (the “Donahue Agreement”). Pursuant to the Donahue Agreement, Mr. Donahue retired from the Company and all of its subsidiaries and affiliates on November 1, 2002. In connection with Mr. Donahue’s early retirement, the Company agreed to the following enhancements, among others, of Mr. Donahue’s retirement benefits: (a) supplemental retirement benefits of $452,565 (representing Mr. Donahue’s bonus for 2002) and a lump sum payment of approximately $362,651; (b) a Rodamco special bonus of $100,000; (c) pension enhancement (see “Pension Plan” below); and (d) retiree medical and life coverage.

Pursuant to the Donahue Agreement, the entire unpaid balance ($162,000) of the loan made by the Company to Mr. Donahue pursuant to a Loan Agreement dated December 3, 1998 and all interest on such loan accrued on or before November 1, 2002 was paid by Mr. Donahue. In addition, Mr. Donahue agreed, with certain exceptions, that he will not, until January 1, 2005, compete with the Company, its subsidiaries or its affiliates in the United States.

Non-Discriminatory Severance Plan

The Company also has a severance plan available on a non-discriminatory basis to all employees, including executive officers, that provides benefits for involuntary terminations of employment, except for discharges for cause or disciplinary reasons. Severance pay generally is equal to one week’s salary for each six months of service performed in the first three years of employment and one week’s salary for each year of service from the fourth through ninth years. Once an employee has reached his or her tenth year anniversary date with the Company, severance will be two weeks for every full year of service from the date of hire. Group medical and life insurance coverage also are continued at no cost to the individual for up to 90 days.

INDEBTEDNESS OF EXECUTIVE OFFICERS

In February 1995, upon his election as Chief Executive Officer, Mr. Deering received shares of Common Stock pursuant to the Company’s 1994 Stock Incentive Plan. In 1996, Messrs. Donahue, McGregor, Kassolis, Minutoli, Riedy, Scavo, and Van Epp, and Mr. Jerome D. Smalley received shares of Common Stock pursuant to the Company’s 1994 Stock Incentive Plan. In December 1998, Mr. McGregor received shares of Common Stock pursuant to the Company’s 1997 Stock Incentive Plan upon his promotion to Vice Chairman and Chief Operating Officer of the Company. At the same time, Mr. Donahue was awarded shares of Common Stock upon his promotion to Executive Vice President of the Company. In connection with such stock grants and to assist the recipients in paying related tax and other obligations, the Board approved loans to such executive officers. By its terms, each loan referred to in this paragraph is to be forgiven, except as to interest, (1) in either four or five equal annual installments if the recipient continues to serve the Company or (2) upon discharge from the Company “without good cause”, as defined in the applicable loan agreement.

In March 1989, the Personnel Committee granted stock options to Messrs. Kassolis, Minutoli, Smalley and Riedy pursuant to the Company’s 1985 Stock Option Plan. At the same time, the Board authorized loans to each person to be made in connection with the exercise of the options. Subsequently, the terms of the options were modified by the Board or the Personnel Committee to permit, as an alternative, open market purchases of the same number of shares of Common Stock and loans in the amount of the open market purchases. Each loan was to be forgiven, except as to interest, in five equal annual installments if the recipient continues to serve the Company. None of the executive officers has any loans outstanding from the Company. The Company will not make any further loans to executive officers.

The following table lists those executive officers who received loans in connection with the bonus stock grants, stock option grants and/or stock purchases described in the two preceding paragraphs, and whose maximum indebtedness to the Company at any time from January 1, 2002 through March 7, 2003 exceeded $60,000:

Name of Individual	Relationship with Company	Maximum Principal Amount of Loans Outstanding from 1/1/02 through 3/7/03(1)	Principal Amount of Loans Outstanding on 3/7/03
Douglas A. McGregor	Vice Chairman and Chief Operating Officer	$121,500	None
Jeffrey H. Donahue	Executive Vice President and Chief Financial Officer	$162,000	None
Jerome D. Smalley	Executive Vice President and Director of Development	$162,000	None

(1)	Interest accrued on the principal amount of the outstanding loans and was payable on December 31st of each year. The interest rate on all the loans was 6% per year, except that the interest rate on the loans relating to the stock bonus grants that were made in February 1996 and December 1998 was 5% per year.

PENSION PLAN

Other than Mr. DeRosa, the executive officers named in the Summary Compensation Table participate in the Company’s noncontributory Pension Plan (the “Pension Plan”). As of January 1, 2002, the Pension Plan provides for a combination of “past service” benefits and “future service” benefits. The past service benefit is the product of (1)(a) 1.15% of the employee’s highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ending on December 31, 2001, which is not in excess of the Social Security covered compensation level plus (b) 1.65% of the employee’s highest average annual Compensation or Cash Compensation for any three consecutive years of service during the five-year period ending on December 31, 2001, which exceeds the Social Security covered compensation level, multiplied by the (2) employee’s years of service prior to January 1, 2002. For each year of service commencing after December 31, 2001 (future service), the employee receives an annual benefit of (1) 1.15% of the employee’s Cash Compensation which is not in excess of the Social Security covered compensation level plus (2) 1.65% of the employee’s Cash Compensation which exceeds the Social Security covered compensation level.

The Company also maintains a supplemental plan (the “Supplemental Plan”) in part to provide for retirement benefits to eligible employees whose pension benefit under the Pension Plan would be limited to amounts less than the Pension Plan would normally provide due to tax and pension laws enacted since 1982. The Supplemental Plan is a nonqualified, unfunded plan, and benefits are payable from the general assets of the Company. A primary purpose of the Supplemental Plan is to insure that the total retirement benefits of affected employees payable under both the Pension Plan and the Supplemental Plan (collectively, the “Plans”) are determined on the same basis, so that the retirement benefits to be received are no more or less than what could have been received under the Pension Plan but for the enactment since 1982 of federal tax and pension laws limiting such benefits.

Messrs. Deering, Minutoli, Kassolis and Van Epp have, respectively, 30, 24, 22 and 7 credited years of service under the Plans for benefit accrual purposes, and their estimated annual benefits payable under such Plans at the normal retirement age of 62 (assuming each continues to live and receives his 2001 rate of compensation to retirement) are $908,196, $253,989, $232,826 and $73,264 respectively.(1)

All benefits payable under the Pension Plan are subject to certain limitations contained in the Internal Revenue Code of 1986 and the regulations promulgated thereunder. The limit on annual benefits for 2002 was $160,000 as to any individual who retired at his or her social security retirement age.

The Company has announced that it is freezing the Pension Plan and the Supplemental Plan effective April 21, 2003. Freezing the Pension Plan and the Supplemental Plan means that the Pension Plan and the Supplemental Plan will be amended to provide that no further benefits will accrue under the Plans after April 21, 2003. As a result, the actual annual benefits payable under such Plans may be less than the estimated amounts set forth above.

(1)	Under the Retention Agreement with Mr. Deering, if (a) Mr. Deering’s employment is terminated for death or disability, without Cause or by Mr. Deering for Good Reason; (b) Mr. Deering retires at or after age 62 (and such retirement shall itself not be a breach of the Retention Agreement) and upon fulfillment of the terms of the Retention Agreement; or (c) Mr. Deering effects a Voluntary Termination after age 60 but before age 62, Mr. Deering’s retirement benefits will be increased to an amount not less than 55% of Mr. Deering’s Cash Compensation (as defined in the Pension Plan and to include salary and bonus only) with annual “updates” as of December 31 of each year so that “past service” benefits are calculated with reference to Mr. Deering’s highest average annual qualifying compensation for any three consecutive years of service during the five-year period ending on December 31 of the calendar year prior to retirement or termination.

In connection with his retirement from the Company in 2002, Mr. McGregor received a lump sum payment under the Pension Plan of $1,759,338. Mr. McGregor deferred receipt of a lump sum non-qualified pension benefit under the Supplemental Plan of $7,826,170 (representing Mr. McGregor’s Supplemental Plan account balance plus $1,731,902) until 2003. In connection with his retirement from the Company, Mr. Donahue in 2002 received a lump sum payment under the Pension Plan of $791,874 and a lump sum payment under the Supplemental Plan of $3,817,404 (representing Mr. Donahue’s Supplemental Plan account balance plus $1,262,000).

DIRECTORS’ FEES AND OTHER TRANSACTIONS

Under current Company policy, an annual fee of $40,000 is paid to the non-employee directors of the Company. Members of the Audit and Compensation Committees receive an annual committee fee of $20,000, and members of the Nominating/Governance Committee receive an annual committee fee of $10,000. Members of the Executive Committee do not receive a committee fee. The Chair of the Audit, Compensation and Nominating/Governance Committee receives an additional annual fee of $5,000. No fees are paid for attendance at Board or Committee meetings.

Non-employee directors receive 500 shares of Common Stock upon their initial election. Each continuing director receives an additional 800-share stock grant annually.

The Company previously provided credits to a nonqualified Company Common Stock account established for each non-employee director. In May 1996, each director’s account was credited with an amount equal to 10% of the annual fee for each prior year of service on the Board, which amount was deemed to be invested in Company Common Stock. In addition, the director thereafter received quarterly credits to his or her account equal to 2-1/2% of the current annual fee. Effective January 1, 2003, the Company no longer provides credits to these Common Stock accounts. Upon retirement from the Board or death, each director is entitled to receive the value of his or her account, but no director will receive less than an amount equal to the then present value of the payments such director would have received under the directors’ retirement plan that was terminated in 1996.

Platt W. Davis, III is a partner in Vinson & Elkins, L.L.P., and his interest in the matter described below arises solely from such position. From time to time, Vinson & Elkins, L.L.P. provides legal services to the Company and its subsidiaries and affiliates. Mr. Davis has provided no such services personally.

Mark R. Tercek is a Managing Director of Goldman, Sachs & Co. (“Goldman, Sachs”). From time to time, Goldman, Sachs provides investment banking and advisory services to the Company and its subsidiaries and affiliates. Goldman, Sachs also from time to time participates as a lender in certain subsidiary debt secured by mortgages on property. Mr. Tercek’s interest in the services provided to the Company, its subsidiaries and affiliates, arises solely from his position as a Managing Director of Goldman, Sachs.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Messrs. Schipke (Chair), Benson, Davis, Tercek, Vlak and Ms. Merriman. Each of the members is independent as defined by current New York Stock Exchange listing standards. The Board has adopted a written charter for the Audit Committee. Each year the Audit Committee recommends to the Board the appointment of the Company’s independent public accountants. The Audit Committee has received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent public accountants that firm’s independence from the Company. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2002 and related matters with management and the Company’s independent public accountants, reviewed the Company’s Annual Report on Form 10-K filed with the SEC and reviewed such accounting and auditing issues concerning the Company and its subsidiaries and affiliates as the Audit Committee deemed appropriate. Based on these discussions and reviews, the Audit Committee has recommended to the Board that the audited financial statements for the year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The Audit Committee held four meetings during 2002.

Roger W. Schipke, Chair	Hanne M. Merriman
David H. Benson	Mark R. Tercek
Platt W. Davis, III	Gerard J.M. Vlak

INDEPENDENT PUBLIC ACCOUNTANTS

The Board first appointed the predecessor of KPMG LLP as the Company’s auditor in December 1956. The Board, upon recommendation of the Audit Committee, selected KPMG LLP as its principal accountant for fiscal year 2002. The Audit Committee has recommended KPMG LLP as the Company’s principal accountant for 2003, and the Board is scheduled to vote on the selection of KPMG LLP at the Board’s May 2003 meeting. The audit services rendered by KPMG LLP for the fiscal year ended December 31, 2002 included the audit of the consolidated financial statements of the Company and subsidiaries, and separate audits of certain subsidiaries and affiliates, reviews of unaudited quarterly financial information, consultation in connection with the preparation of the Annual Report to Stockholders and the filing of the Annual Report on Form 10-K with the SEC, issuance of reports of compliance with debt and other agreements, and consultation with Company personnel on accounting and related matters.

Representatives of KPMG LLP will attend the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions submitted by stockholders.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$1,541,500

Financial information systems design and implementation fees	-0-

All other fees:
Audit related fees(1)	$2,123,350
Other non-audit fees(2)	194,500

$2,317,850

The Audit Committee considered whether the provision by KPMG LLP of the services described under “All other fees” above is compatible with maintaining KPMG LLP’s independence and determined that it is.

(1)	Audit related fees consisted principally of separate audits of subsidiary companies primarily to satisfy lender, lessor, and/or other contractual requirements, information systems security and control reviews, project management assistance with respect to the time and expense system, audit of employee benefit plans and transaction related services.
(2)	Other non-audit fees consisted principally of tax advisory and executive financial planning services.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers to file reports of holdings and transactions in the Company’s Common Stock with the Securities and Exchange Commission (the “SEC”). Prior to August 29, 2002, the effective date of amendments to Section 16(a) adopted under the Sarbanes-Oxley Act of 2002, persons subject to reporting under Section 16(a) of the Exchange Act were not required to report on a monthly basis on Form 4, transactions in the Company’s Common Stock under the Company’s Deferred Compensation Plan for Outside Directors (the “Directors’ Plan”). Rather, those transactions were reported annually on Form 5. After August 29, 2002, those transactions became reportable on a current basis on Form 4, and each of the non-employee directors of the Company inadvertently was late in reporting his or her acquisitions of the Company’s Common Stock under the Directors’ Plan during the period from September 30, 2002 through December 16, 2002. Mr. Benson, Mr. Casey, Mr. Davis, Ms. James, Ms. Merriman and Mr. Schipke each filed a late Form 4 report covering two transactions representing a total of 44.263 shares for each person. Mr. Desai and Mr. Tercek each filed a late Form 4 report covering four transactions representing a total of 811.044 and 647.84 shares, respectively. Mr. Schreiber and Mr. Vlak each filed a late Form 4 report covering five transactions representing a total of 689.536 shares for each of them. All of the late Form 4 filings are related to contributions and dividends by the Company for the benefit of the named individuals under the Directors’ Plan. The Company has instituted procedures to address the reporting requirements for contributions for directors under the Directors’ Plan and does not anticipate that late filings will occur in the future. Based on the Company’s records and other information, the Company believes that for 2002 all other reports of the Company’s directors and executive officers that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The Company provides all stockholders with the opportunity, under certain circumstances and consistent with the rules of the SEC, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the Annual Meeting of Stockholders to be held in May 2004. To enable management adequately to analyze and respond to proposals stockholders wish to have included in the proxy statement and proxy card for that meeting, SEC Rule 14a-8 requires that such proposals be received by the Company no later than December 10, 2003. Any stockholder proposals for that meeting that are submitted outside the processes of SEC Rule 14a-8 will be considered “untimely” for purposes of SEC Rule 14a-4(c)1 if they are received by the Company after February 22, 2004. Proxies solicited by the Board for the Annual Meeting of Stockholders to be held in May 2004 may confer discretionary authority to vote on any such untimely stockholder proposals without express direction from stockholders giving such proxies. All stockholder proposals must be addressed to the attention of the Secretary at the Company’s principal executive offices in Columbia, Maryland.

OTHER MATTERS

Management is not aware of any other matters that will be brought before the meeting. If any matters properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board at the time of the meeting, the proxy holders will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

Ú DETACH PROXY CARD HERE Ú

☐	(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of all nominees for directors.

(a) Election of Directors						(b)

IN THEIR DISCRETION on such other matters as may properly come before the meeting, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Annual Meeting of Stockholders or any adjournments or postponements thereof.

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees: Anthony W. Deering, Rohit M. Desai, Hanne M. Merriman, and John G. Schreiber							To change your address, please mark this box. ☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)							To include any comments, please mark this box. ☐

*Exceptions

S C A N L I N E

(Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint owner should sign. When signing as trustee, executor or other fiduciary, please so indicate.)

Date Share Owner sign here	Co-Owner sign here

THE ROUSE COMPANY

Proxy Solicited on Behalf of the Board of Directors–Annual Meeting of Stockholders–May 8, 2003

The undersigned holder of the Common Stock of The Rouse Company (the “Company”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated April 8, 2003, and hereby constitutes and appoints Anthony W. Deering, Chairman of the Board, President and Chief Executive Officer of the Company, and Gordon H. Glenn, Vice President, General Counsel and Secretary of the Company, or either of them acting singly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 8, 2003, and at any adjournments or postponements thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors, and in the best discretion of the proxy holders as to any other matters.

(Continued, and to be signed and dated on the reverse side)

THE ROUSE COMPANY

P.O. BOX 11352

NEW YORK, N.Y. 10203-0352